Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Second Quarter, 2014

FORT LAUDERDALE, Florida – August 5, 2014 — BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX), formerly BankAtlantic Bancorp, Inc., reported financial results for the three and six month periods ended June 30, 2014.

BBX Capital reported net income of $7.2 million, or $0.43 per diluted share, for the quarter ended June 30, 2014, versus a net loss of ($2.8) million, or ($0.18) per diluted share, for the quarter ended June 30, 2013.

BBX Capital reported net income of $8.4 million, or $0.52 per diluted share, for the six month period ended June 30, 2014, versus a net loss of ($9.4) million, or ($0.59) per diluted share, for the comparable six month period ended June 30, 2013.

As of June 30, 2014, BBX Capital had total consolidated assets of $399.3 million, shareholders’ equity attributable to BBX Capital of approximately $312.7 million, and total consolidated equity of approximately $314.1 million. BBX Capital’s book value per share at June 30, 2014 was $19.54.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

Second Quarter, 2014 Compared to Second Quarter, 2013

•	Total revenues of $22.9 million vs. $6.1 million

•	Net income of $7.2 million vs. Net loss of ($2.8) million

•	Diluted earnings (loss) per share of $0.43 vs. ($0.18)

•	Book value per share was $19.54 vs. $15.53

•	Total assets were $399.3 million vs. $442.0 million

•	BB&T’s preferred interest in FAR was $27.0 million vs. $154.5 million

(BB&T’s preferred interest in FAR was $16.4 million as of July 31, 2014)

•	Real estate was $131.1 million vs. $73.9 million

•	Loans receivable were $39.5 million vs. $227.1 million

•	Loans held-for-sale were $46.6 million vs. $19.0 million

BBX Capital Selected Financial Data (Consolidated)

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

•	Total revenues of $44.1 million vs. $13.0 million

•	Net income of $8.4 million vs. Net loss of ($9.4) million

•	Diluted earnings (loss) per share of $0.52 vs. ($0.59)

BBX Capital’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the results and momentum during the quarter. As we discussed in our BBX Capital Corporate Overview, since the sale of BankAtlantic in July 2012, our corporate strategy is to focus on repositioning our business by monetizing our legacy portfolios, and pursuing our goal of transitioning into a growth business by focusing on real estate opportunities and operating businesses. Our results during the three and six month periods of 2014 reflect our pursuit of this strategy. As a reminder, we invite our readers to review the BBX Capital Corporate Overview, which was filed by the Company with the SEC on April 16, 2014, and is available to view on the BBX Capital website: www.BBXCapital.com. In that document we discussed our corporate strategy, but more importantly we discussed who we are and how we are approaching our business:

“First, our culture is entrepreneurial. Our objective is to make portfolio investments based on the fundamentals: quality real estate, the right operating companies and partnering with good people.

“Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings. Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven. While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time.”

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The following provides financial and other information regarding our assets, including our investment in Bluegreen and acquired operating businesses, our real estate joint ventures, and our BankAtlantic legacy portfolio of loans and foreclosed real estate.

BBX Capital Partners

Investments and Acquisitions of Operating Companies

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies. Our goal at BBX Capital is to diversify our assets so that a meaningful percentage of our assets and income will be derived from operating businesses. It is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute more consistent cash flows and earnings over time.

The following is a summary of the Company’s investments in operating businesses:

Bluegreen Corporation: On April 2, 2013, BBX Capital acquired a 46% interest in Woodbridge Holdings, LLC (“Woodbridge”). BFC Financial Corporation (“BFC”), BBX Capital’s parent company, owns the remaining 54% of Woodbridge. Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the quarter ended June 30, 2014, net income attributable to Woodbridge was $17.6 million, of which $18.3 million related to the operations of Bluegreen. BBX Capital recognized 46% of the net income attributable to Woodbridge, or $8.1 million, for the quarter ended June 30, 2014. For the six month period ended June 30, 2014, net income attributable to Woodbridge was $31.2 million, of which $32.5 million related to the operations of Bluegreen. BBX Capital recognized 46% of the net income attributable to Woodbridge, or $14.3 million, for the six month period ended June 30, 2014.

During the second quarter of 2013 and the first and second quarters of 2014, Bluegreen paid cash dividends of $20.0 million, $14.5 million, and $19.0 million, respectively, to Woodbridge. Woodbridge paid cash dividends of $19.1 million, $13.9 million, and $18.4 million, respectively, to its members during June 2013, April 2014, and June 2014, which were distributed pro rata to BBX Capital (46%) and BFC (54%), based on their percentage ownership interests in Woodbridge.

Bluegreen Highlights for the Second Quarter, 2014 Compared to Second Quarter 2013

•	System-wide sales of Vacation Ownership Interests (“VOIs”) were $139.0 million vs. $116.4 million

•	Legacy sales of VOIs under Bluegreen’s traditional business model were $46.8 million vs. $65.9 million

•	Sales of VOIs under Bluegreen’s “capital-light” business strategy (1) were $92.2 million vs. $50.5 million

•	Secondary market sales of VOIs were $17.3 million vs. $3.8 million

•	Just-in-time sales of VOIs were $9.7 million vs. $5.9 million

•	Sale of third party VOIs – commission basis were $65.2 million vs. $40.9 million and generated sales and marketing commissions of $43.2 million vs. $26.7 million

•	Other fee-based revenue rose 13% to $23.0 million.

•	Bluegreen managed 48 timeshare resort properties as of June 30, 2014, compared to 45 as of June 30, 2013.

•	Income from continuing operations was $20.3 million vs. $12.1 million

•	EBITDA was $37.6 million vs. $23.5 million

•	Income from continuing operations before income taxes was $31.7 million vs. $17.7 million

•	Operating profit was $31.2 million vs. $17.5 million

(1)	Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, Just-In-Time inventory acquisition arrangements where Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the time when Bluegreen intends to sell such VOIs and Secondary Market arrangements pursuant to which Bluegreen acquires VOI inventory from resorts’ property owner associations and other third parties through foreclosure in connection with maintenance fee defaults, and generally at a significant discount, close to the time when Bluegreen intends to sell such VOIs.

System-wide sales of VOIs, net include all sales of VOIs, regardless of whether Bluegreen or a third-party owned the VOI immediately prior to the sale. The sales of third-party owned VOIs are transacted as sales of timeshare interests in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The growth in system-wide sales of VOIs, net during the 2014 period as compared to the same period in 2013 reflects an increase in the number of sales tours and an increase in the sale-to-tour conversion ratio. During the three months ended June 30, 2014, the number of sales tours increased by 8% compared to the same periods in 2013. The increase in the number of sales tours reflects efforts to expand marketing to sales prospects through new marketing initiatives. Additionally, during the three months ended June 30, 2014, Bluegreen’s sale-to-tour conversion ratio to new prospects increased 11% compared the same period in 2013.

During the three months ended June 30, 2014 and 2013, cost of VOIs sold were 13% of sales of VOIs. Cost of VOIs sold as a percentage of sales of VOIs may vary between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (due to offered volume discounts, including consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of project sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis during the period in which the change occurs. Therefore, cost of sales will typically be favorably impacted in periods where a significant amount of Secondary Market VOI inventory is acquired and the resulting change in estimate is recognized.

The $12 million increase in selling and marketing expenses during the second quarter of 2014 compared to the same period in 2013 was a result of Bluegreen’s focus on increasing its marketing efforts to new customers as opposed to existing owners, as marketing to new customers has a higher marketing cost. Bluegreen intends to continue to emphasize expanding marketing to new customers and, as a result, sales and marketing expenses generally, and as a percentage of sales, may continue to increase.

During the three months ended June 30, 2014, Legacy sales of VOIs declined to $46.8 million versus $65.9 million in the comparable 2013 period. This decline reflects Bluegreen’s continued focus on its capital-light business strategy and its efforts to achieve selling and marketing efficiencies through new marketing channels. Bluegreen believes its capital-light business strategy enables it to leverage its expertise in resort management, sales and marketing, mortgage servicing, title services, and construction management to generate recurring revenues from third parties.

BBX Capital Partners (continued)

Investments and Acquisitions of Operating Companies

Renin Holdings: In October 2013, Renin Holdings, LLC (“Renin”), a newly formed joint venture entity owned 81% by BBX Capital and 19% by BFC, acquired substantially all of the assets and certain liabilities of Renin Corp. Renin manufactures and sells interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products. With facilities in Canada, the U.S. and the United Kingdom, Renin is in a position to service distribution channels including big box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets. Renin had revenues of approximately $14.8 million and $28.9 million during the three and six month periods ended June 30, 2014, respectively.

BBX Sweet Holdings: In December 2013, BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital which operates under the BBX Capital Partners Division, acquired Hoffman’s Chocolates and in January 2014 it acquired Williams & Bennett. In July 2014, BBX Sweet Holdings acquired California based Jer’s Chocolates and Helen Grace Chocolates. These acquisitions are not yet considered material to the Company’s financial condition or results of operation as of or for the six month period ended June 30, 2014. BBX Sweet Holdings is actively pursuing other acquisitions in the candy and confections industry.

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Helen Grace Chocolates: Headquartered in Lynwood, California, Helen Grace Chocolates has been creating premium chocolate confections, chocolate bars, chocolate candies, and truffles for 70 years. For many years, Helen Grace Chocolates has helped schools and other organizations reach their fundraising goals through sales of their premium boxed chocolates, chocolate bars and other products, sold exclusively through the national fundraising programs of Innisbrook Wraps™. As part of the transaction, Helen Grace will continue to be the exclusive provider of chocolate and chocolate gift items to Innisbrook.

•	Jer’s Chocolates: Headquartered in Solana Beach near San Diego, California, Jer’s Chocolates, with its Award Winning premier peanut butter chocolate products, has created a niche in the gourmet luxury chocolate market. With its core flavors of chocolate and natural peanut butter, Jer’s specialties include its gourmet peanut butter chocolate confections, which come in its patented “Double Grin” shaped assorted chocolate boxes, Peanut Butter Bars and Squares. Jer’s corporate gift chocolate boxes and peanut butter chocolate gift boxes have been featured on the Home Shopping Network, QVC, The Food Network, and the Rachael Ray Show. Jer’s Chocolates is available to customers through wholesale distribution channels in the U.S. and internationally, as well as through the Jer’s Chocolates licensed retail location in the San Diego International Airport.

•	Williams & Bennett: Headquartered in Boynton Beach, Florida, Williams & Bennett is a Florida based manufacturer of quality chocolate products since 1992. Williams & Bennett sells chocolate products and confections through distribution channels serving boutique retailers, big box chains, department stores, national resort properties, corporate customers, and private label brands.

•	Hoffman’s Chocolates: Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with retail locations in Palm Beach County, Florida, and plans to open stores in Fort Lauderdale later this year. Its product line includes over 70 varieties of confections, which are available via its retail stores, online distribution channels, direct shipping throughout the U.S., and at third party retail locations nationwide.

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BBX Capital Real Estate

Real Estate Investments and Acquisitions

Our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, fall under the umbrella of our BBX Capital Real Estate Division. As previously announced, we are liquidating some legacy real estate while holding and managing others for capital appreciation and development. We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

We are currently actively engaged in real estate development and operating activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties and/or cash investments in joint ventures with third party development partners.

BankAtlantic Legacy Assets - Loans and Real Estate:

Assets transferred to BBX Capital in connection with the consummation in July 2012 of the sale of BankAtlantic to BB&T Corporation (referred to as the “BB&T Transaction”) were primarily loans receivable, real estate held-for-sale and real estate held-for-investment. BBX Capital also holds assets previously transferred from BankAtlantic. These transferred assets are considered our “Legacy Assets”. These Legacy Assets are held by BBX Capital in CAM (BBX Capital Asset Management) and BBX Partners, which are wholly owned subsidiaries; and in FAR (Florida Asset Resolution Group). FAR was formed in connection with the BB&T Transaction when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate. Upon consummation of the BB&T Transaction, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR which BB&T Corporation will hold until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount. At that time, BB&T Corporation’s interest in FAR will terminate, and the Company will thereafter be entitled to any and all residual proceeds from FAR as its sole owner. At June 30, 2014, BB&T Corporation’s preference amount had been reduced to $27.0 million. As of July 31, 2014, the BB&T Corporation’s preference amount had been reduced to $16.4 million.

CAM and BBX Partners Loans: The composition of CAM and BBX Partners legacy loans were (dollars in thousands):

	As of June 30, 2014			As of December 31, 2013
	Number	Unpaid Principal Balance	Carrying Amount	Number	Unpaid Principal Balance	Carrying Amount
Loans held-for-investment:
Loans receivable:
Commercial non-real estate:
Accruing	—	$—	$—	—	$—	$—
Non-accruing	2	3,097	1,362	3	5,107	3,331
Commercial real estate:
Accruing	1	2,130	2,130	1	2,152	2,152
Non-accruing	3	22,211	8,218	4	27,077	11,526

Total loans held-for-investment	6	$27,438	$11,710	8	$34,336	$17,009

Loans held-for-sale	—	$—	$—	—	$—	$—

CAM and BBX Partners Real Estate: The composition of CAM and BBX Partners real estate was (dollars in thousands):

	As of June 30, 2014		As of December 31, 2013
	Number	Carrying Amount	Number	Carrying Amount
Real estate held-for-investment:
Land	14	$58,202	13	$75,333
Rental properties	1	10,762	2	15,705
Other	1	789	1	789

Total real estate held-for-investment	16	$69,753	16	$91,827

Real estate held-for-sale:
Land	10	$22,839	10	$10,307

Total real estate held-for-sale	10	$22,839	10	$10,307

FAR Loans: The composition of FAR’s legacy loans were (dollars in thousands):

	As of June 30, 2014			As of December 31, 2013
	Number	Unpaid Principal Balance	Carrying Amount	Number	Unpaid Principal Balance	Carrying Amount
Loans held-for-investment:
Loans receivable:
Commercial non-real estate:
Accruing	—	$—	$—	—	$—	$—
Non-accruing	—	—	—	—	—	—
Commercial real estate:
Accruing	6	8,613	8,613	7	15,245	15,245
Non-accruing	5	30,422	13,010	10	52,108	34,014
Consumer
Accruing	55	5,056	5,056	62	5,646	5,646
Non-accruing	43	6,122	3,022	43	5,846	2,972
Residential:
Accruing	—	—	—	—	—	—
Non-accruing	—	—	—	2	189	53

Total loans held-for-investment	109	$50,213	$29,701	124	$79,034	$57,930

Loans held-for-sale:
Commercial real estate
Accruing	—	$—	$—	—	$—	$—
Non-accruing	—	—	—	—	—	—
Consumer
Accruing	14	1,905	1,343	15	2,044	1,494
Non-accruing	26	3,441	2,386	31	4,135	2,682
Residential
Accruing	35	4,897	3,902	34	4,912	3,945
Non-accruing	233	53,283	31,168	255	58,603	34,278
Small business
Accruing	37	6,834	5,504	52	10,320	8,170
Non-accruing	12	3,369	2,338	17	4,204	3,277

Total loans held-for-sale	357	$73,729	$46,641	404	$84,218	$53,846

FAR Real Estate: The composition of FAR’s real estate was (dollars in thousands):

	As of June 30, 2014		As of December 31, 2013
	Number	Carrying Amount	Number	Carrying Amount
Real estate held-for-investment:
Land	1	$2,850	3	$4,323
Rental properties	2	20,429	1	11,186

Total real estate held-for-investment	3	$23,279	4	$15,509

Real estate held-for-sale:
Land	9	$9,166	8	$7,961
Rental properties	1	1,748	3	6,168
Residential single-family	22	3,781	29	6,447
Other	19	487	23	3,088

Total real estate held-for-sale	51	$15,182	63	$23,664

Legacy assets acquired by FAR:

Villa San Michele: In January 2014, FAR acquired an 82-unit, 272 bed student housing project located in Tallahassee, Florida, through a contractual settlement with the borrower. Built in 2008, the Villa San Michele is located in southwest Tallahassee near Tallahassee Community College. The project includes a mix of 3 bedroom and 4 bedroom 2-story townhomes, as well as a 10.6 acre parcel of vacant land. FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property. Villa San Michele had a carrying value of $11.5 million as of June 30, 2014. (Villa San Michele is included in the FAR table above.)

Eagle’s Point: In September 2013, FAR acquired a 168-unit, 336 bed student housing project located adjacent to Tallahassee Community College in Tallahassee, Florida, through a contractual settlement with the borrower. The residential units at Eagle’s Point consists of 2-story, 2 bedroom townhomes. FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property. FAR is also embarking on a capital improvement program to renovate units, common areas, and various amenities. Eagle’s Point had a carrying value of $8.9 million as of June 30, 2014. (Eagle’s Point is included in the FAR table above.)

RoboVault: In April 2013, FAR acquired RoboVault, a 155,000 square foot high-tech, robotic self-storage facility, featuring climate controlled, and high security storage. Located in Fort Lauderdale, Florida, RoboVault provides its clients museum quality storage for business, forensic property, and personal prized possessions, including art, wine collections, cars, gems, antiques, important documents and files, and other collectibles. RoboVault’s additional services include crating, handling, moving, and shipping and storage services for its clients throughout the United States and Europe. Built in 2009, the facility is wind resistant up to 200 mph (a category 5 hurricane), stores items 30 feet above sea level, uses a biometric robotic transfer system, and offers 24 hour - 7 day access. RoboVault had a carrying value of $7.7 million as of June 30, 2014. (RoboVault is included in “properties and equipment” in the Company’s Consolidated Statement of Financial Condition.)

The Company has investments in the following real estate joint ventures:

Bonterra - CC Devco Homes: In July 2014, the Company entered into a joint venture agreement with CC Devco Homes- a Codina-Carr Company, to develop in a portion of the newly proposed Bonterra Communities (formerly called the Hialeah Communities) in Hialeah, Florida. As the developer and manager of the joint venture, CC Devco Homes currently plans to build approximately 394 single-family homes. The Company transferred approximately 50 acres of land at an agreed upon value of approximately $15.6 million subject to an $8.3 million mortgage which was assumed by the joint venture. In exchange, BBX Capital received its joint venture interest and $2.2 million of cash. Anticipated project profits resulting from the joint venture will be distributed to CC Devco Homes and BBX Capital on a 55% and 45% basis, respectively. Capital requirements for the joint venture will be contributed by CC Devco Homes and BBX Capital on a 43% and 57% basis, respectively. The project is in the final stages of planning and subject to receipt of government approvals. Construction and sales are anticipated to commence in the first half of 2015. (The Bonterra - CC Devco Homes joint venture is part of the master-planned community project, Bonterra Communities, discussed below.)

Bayview: In June 2014, the Company entered into a joint venture agreement with an affiliate of Procacci Development Corporation. The joint venture acquired for approximately $8.0 million three acres of real estate located at Bayview Drive and Sunrise Boulevard in Fort Lauderdale, Florida. The new joint venture entity, Sunrise and Bayview Partners, LLC, is a 50% - 50% joint venture between BBX Capital and an affiliate of Procacci Development. The property is currently improved with an approximate 84,000 square foot office building along with a convenience store and gas station, and located minutes from the Fort Lauderdale beaches and directly across from the Galleria at Ft. Lauderdale. The office building has low occupancy with short term leases. The convenience store’s lease ends in March 2017 with a five year extension. We anticipate the property will be repurposed at some point in the future.

Village at Victoria Park: Village at Victoria Park consists of approximately 2 acres of vacant land located near downtown Fort Lauderdale, Florida. In December 2013, the Company entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes. The project is a 50% - 50% joint venture, with New Urban Communities serving as the developer and manager. In April 2014, the joint venture executed an acquisition, development and construction loan with a financial institution and the Company and New Urban Communities each contributed an additional $692,000 to the joint venture as a capital contribution. The joint venture purchased the vacant land from the Company for $3.6 million consisting of $1.8 million in cash (less $0.2 million in selling expenses) and a $1.6 million promissory note. The $1.6 million promissory note is secured by a junior lien on the vacant land and future improvements. The project is currently scheduled to commence construction and sales in the third quarter of 2014. Closings are projected to begin by the third quarter of 2015.

Kendall Commons: In March 2013, the Company sold land to Altman Development (“Altman”), a third party real estate developer, for net proceeds of $8.0 million. Altman is developing a multifamily rental community comprised of 12 three-story apartment buildings, one mixed-use building and one clubhouse totaling 321 apartment units. The Company has invested $1.3 million of cash in the project as one of a number of investors. The development is currently under construction and scheduled to begin leasing during the third quarter of 2014. The Company is entitled to receive 13% of venture distributions until a 15% internal rate of return has been attained and thereafter the Company will be entitled to receive 9.75% of any venture distributions.

North Flagler: In October 2013, the Company entered into a joint venture with JRG USA pursuant to which JRG USA assigned to the joint venture a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach Florida and the Company invested $0.5 million of cash. The joint venture is seeking to expand land entitlements and is currently working to amend the current zoning designation and increase the parcel’s residential height restrictions with a view to increasing the value of the parcel. The Company is entitled to receive 80% of any joint venture distributions until it recovers its capital investment and thereafter will be entitled to receive 70% of any joint venture distributions. The entitlement process is currently expected to be concluded in 2015.

The Company also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the North Flagler joint venture with JRG USA. The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of June 30, 2014. We believe that the fair value of this parcel will increase if the density is increased by the municipality’s approval of the zoning changes referenced in the preceding paragraph.

PGA Design Center Holdings, LLC: In December 2013, the Company purchased for $6.1 million a commercial property in Palm Beach Gardens, Florida, with three existing buildings consisting of 145,000 square feet of mainly furniture retail space. The property, which is located in a larger mixed use property now known as PGA Place, was substantially vacant at the date of acquisition. Subsequent to the acquisition of the property, the Company entered into a joint venture with Stiles Development which acquired a 60% interest in the joint venture for $2.9 million in cash. The Company contributed the property (excluding certain residential development entitlements having an estimated value of $1.2 million) to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture. The Company transferred the retained residential development entitlements to adjacent parcels owned by it. (The adjacent parcels are referred to as PGA Place. Please see below for a discussion of the other parcels owned by the Company in PGA Place). The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.

The following development projects are currently in the planning stages and involve real estate held-for-investment included in the above CAM and BBX Partners real estate table.

Bonterra Communities: Bonterra Communities (formerly called Hialeah Communities) is a proposed master-planned community anticipated to be built on an approximate 128 acres of land consisting of a 114 acre parcel owned by BBX Capital having a carrying value of $30.7 million at June 30, 2014, and approximately 14 acres of adjacent land which is currently under contract to be acquired by the Bonterra – CC Devco Homes joint venture discussed above. Once completed, Bonterra Communities is planned to have approximately 1,171 single-family homes, villas, town homes, and apartments, along with amenities including a clubhouse, fitness center, resort pool, parks, and a 15 acre lake. The Bonterra community site is currently in the final stages of master-planning and our plans continue to be subject to receipt of governmental approvals. It is anticipated that the community will be divided into three parcels, which include:

1.	As discussed in the Bonterra - CC Devco Homes joint venture paragraph above, an approximate 59 acre parcel (including approximately 9 acres under contract to acquire) to be developed with approximately 394 single-family homes by a joint venture between BBX Capital and CC Devco Homes- a Codina-Carr Company.

2.	An approximate 14 acre parcel owned by BBX Capital to be developed with approximately 314 rental apartment units. BBX Capital Real Estate is currently seeking required entitlements and plans to partner with a third party developer to develop this parcel.

3.	An approximate 55 acre parcel (including 5 acres under contract to be acquired by the CC Devco Homes joint venture) owned by BBX Capital to be developed with approximately 463 additional single-family homes, villas and townhomes. The Company has a contract to sell this parcel, subject to the receipt of entitlements currently being sought and due diligence by the purchaser.

Gardens at Millenia: Gardens at Millenia consists of 37 acres of land located near the Mall at Millenia in a commercial center of Orlando, Florida with a carrying value of $11.2 million as of June 30, 2014. This site is currently in the planning process and the final size and density of the project is subject to governmental approvals and other conditions. The proposed plans for 26 acres of this site include a 300,000 square foot retail shopping center with multiple big-box and in-line tenants as well as four outparcel retail pads. The Company is in discussions with a potential joint venture partner to develop a portion of the 26 acre parcel. Current plans for the remaining 11 acres of this site include nine rental apartment buildings totaling approximately 280 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park. The Company is in discussions with a potential joint venture partner to develop the eleven acre parcel.

PGA Place: The Company owns an office building and land located in the newly named PGA Place, in the city of Palm Beach Gardens, Florida, with carrying values aggregating $14.4 million as of June 30, 2014. The property held by the PGA Design Center Holdings joint venture described above is adjacent to PGA Place. We believe this property presents a variety of development opportunities, some of which are currently in the planning stages and remain subject to receipt of government approvals. These include:

•	Office and Multi-Use- This mixed use property includes a 33,000 square foot commercial leased office building that is currently 56% occupied with an attached 428 space parking garage. Additionally, the Company is currently seeking governmental approvals for a 125 room limited-service suite hotel, a 5,000 square foot freestanding restaurant and a 60,000 square foot office building on vacant tracts of land adjacent to this office building. We anticipate partnering with a third party developer to develop all or a portion of these components of the project.

•	Multi-family - Current plans for an additional seven acre multifamily parcel include approximately 300 apartment units, a clubhouse and spa, and lakeside pavilion. The Company is in discussions with a potential joint venture partner to develop this parcel.

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BBX Capital Corporation – BFC Financial Corporation

Proposed Merger:

In May 2013, BBX Capital entered into a merger agreement with BFC. The Merger Agreement provides for BBX Capital to merge with and into a subsidiary of BFC, with the surviving company remaining a wholly owned subsidiary of BFC. Under the terms of the Merger Agreement, which was approved by a special committee comprised of the Company’s independent directors as well as the full boards of directors of both BFC and the Company, the Company’s shareholders (other than BFC and shareholders of the Company who exercise and perfect their appraisal rights in accordance with Florida law) will be entitled to receive 5.39 shares of BFC’s Class A Common Stock in exchange for each share of the Company’s Class A Common Stock that they hold at the effective time of the Merger. The Merger Agreement was approved by the Company’s shareholders and by BFC’s shareholders on April 29, 2014. Consummation of the Merger is subject to certain closing conditions, including, without limitation, BFC’s Class A Common Stock being approved for listing on a national securities exchange (or interdealer quotation system of a registered national securities association) at the effective time of the Merger, and the absence of any “Material Adverse Effect” (as defined in the Merger Agreement) with respect to either the Company or BFC. The Merger is not anticipated to close prior to the first quarter of 2015.

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Financial data is provided in the supplemental financial tables included in this release for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation.

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For more detailed information regarding Bluegreen and its financial results, business, operations and risks, see BFC’s financial results press release for the quarter ended June 30, 2014, BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2013, which is available on the SEC’s website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com

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More complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, and the proposed merger with BFC Financial Corporation, is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and its Annual Report on Form 10-K for the year ended December 31, 2013, which is available to view on the SEC’s website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

About BBX Capital Corporation:

BBX Capital, a New York Stock Exchange listed company (NYSE: BBX), is involved in the acquisition, ownership and management of, and joint ventures and investments in real estate and real estate development projects as well as investments and management of middle market operating businesses. In addition, BBX Capital and its holding company, BFC Financial Corporation, have a 46% and 54% indirect ownership interest in Bluegreen Corporation. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.

As of June 30, 2014, BBX Capital had total consolidated assets of $399.3 million, shareholders’ equity attributable to BBX Capital of approximately $312.7 million, and total consolidated equity of approximately $314.1 million. BBX Capital’s book value per share at June 30, 2014 was $19.54.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

Renin Corp.: www.ReninCorp.com

BBX Sweet Holdings: Hoffman’s Chocolates: www.Hoffmans.com, Williams & Bennett:

www.WilliamsandBennett.com, Jer’s Chocolates: www.Jers.com and Helen Grace Chocolates: www.HelenGrace.com

RoboVault: www.RoboVault.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media contact: Laura Burns, Boardroom Communications, (954) 370-8999

Email: lburns@boardroompr.com

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer, 954- 940-5300

Email: InvestorRelations@BBXCapital.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF) is a holding company whose principal holdings include a 52% ownership interest in BBX Capital Corporation (NYSE: BBX) and a 54% indirect ownership interest in Bluegreen Corporation. As of June 30, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders’ equity attributable to BFC of approximately $252.5 million, and total consolidated equity of approximately $445.6 million. For more information, visit www.BFCFinancial.com.

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the ability of our borrowers to service their obligations and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact of the economy and real estate market values on our assets and the credit quality of our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including the Company’s investment in Woodbridge, its acquisition of Renin Corp., and its acquisitions by BBX Sweet Holdings in the candy and confections industry. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets and expose us to risks associated with real estate development activities, including risks associated with obtaining necessary zoning and entitlements, and the risk that our joint venture partners may not fulfill their obligations. The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks inherent in the time-share industry, which risks are identified in BFC’s Annual

Report on Form 10-K filed on March 17, 2014 with the SEC and available on the SEC’s website, www.sec.gov. The Company’s acquisition of Hoffman’s, Williams & Bennett, Jer’s Chocolates, Helen Grace Chocolates and Renin Corp. exposes us to the risks of their respective businesses, which in the case of Renin includes foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound, as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions. This press release also contains forward looking statements regarding the Company’s proposed Merger with BFC which is subject to risks relating to the ability to realize the expected benefits from the Merger, the ability of the parties to satisfy all of the conditions to the closing of the Merger, including BFC’s ability to obtain the listing of its Class A Common Stock on a national securities exchange (or qualified interdealer quotation system), litigation that has been brought challenging the Merger, and that the Merger may not otherwise be consummated in accordance with its terms, or at all. Past performance and perceived trends may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. BBX Capital cautions that the foregoing factors are not exclusive.

Additional Information Regarding the Proposed Merger between the Company and BFC and Where to Find it

BFC has filed a Registration Statement on Form S-4 with the Securities Exchange Commission (the “SEC”), which has been declared effective, and the Company and BFC have mailed to their respective shareholders a joint proxy statement/prospectus concerning the Merger. The Company and BFC may also file other documents with the SEC regarding the Merger. Investors and shareholders of the Company and BFC are urged to read the joint proxy statement/prospectus and other relevant documents filed with the SEC carefully and in their entirety because they contain important information. Investors and shareholders of the Company and BFC can obtain copies of the joint proxy statement/prospectus and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are also available free of charge on the Company’s website at www.bbxcapital.com under the tab “Investors – SEC Filings” or by directing a request by mail to BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary, or by calling 954-940-4000. Copies of the documents filed with the SEC by BFC are available free of charge on BFC’s website at www.bfcfinancial.com under the tab “Investor Relations – Regulatory Info – SEC Filings” or by directing a request by mail to BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary, or by calling 954-940-4900. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

BBX Capital Corporation and Subsidiaries

Consolidated Statements of Financial Condition - Unaudited

	June 30,	December 31,
(In thousands, except share data)	2014	2013
ASSETS
Cash and interest bearing deposits in banks ($2,777 and $8,686 in Variable Interest Entities (“VIE”))	$47,881	43,138
Loans held for sale ($46,641 and $53,846 in VIE)	46,641	53,846
Loans receivable, net of allowance for loan losses of $1,881 and $2,713 ($27,818 and $56,170, net of allowance of $1,881 and $1,759 in VIE)	39,530	72,226
Real estate held for investment ($23,692 and $15,836 in VIE)	93,032	107,336
Real estate held for sale ($15,183 and $23,664 in VIE)	38,021	33,971
Investment in unconsolidated real estate joint ventures	7,437	1,354
Investment in Woodbridge Holdings, LLC	78,057	78,573
Properties and equipment, net ($7,730 and $7,899 in VIE)	14,688	14,824
Inventories	10,899	9,155
Goodwill and other intangible assets	4,377	2,686
Other assets ($1,332 and $2,413 in VIE)	18,732	14,038

Total assets	$399,295	431,147

LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC ($26,986 and $68,517 in VIE)	$26,986	68,517
Notes payable to related parties	11,750	21,662
Notes payable	16,871	9,034
Other liabilities ($12,785 and $12,355 in VIE)	29,539	28,368

Total liabilities	85,146	127,581

Commitments and contingencies
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $.01 par value, authorized 25,000,000 shares; issued and outstanding 15,810,588 and 15,778,088 shares	158	158
Class B common stock, $.01 par value, authorized 1,800,000 shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	346,976	345,300
Accumulated deficit	(34,442)	(43,091)
Accumulated other comprehensive income	47	13

Total BBX Capital Corporation shareholders’ equity	312,741	302,382
Noncontrolling interest	1,408	1,184

Total equity	314,149	303,566

Total liabilities and equity	$399,295	431,147

BBX Capital Corporation and Subsidiaries

Consolidated Statements of Operations – Unaudited

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(In thousands, except share and per share data)	2014	2013	2014	2013
Revenues:
Sales	$15,804	—	32,671	—
Interest income	1,282	2,373	3,058	5,418
Net gains on the sales of assets	3,926	2,194	3,877	4,256
Income from real estate operations	1,473	1,194	2,966	2,430
Other	448	387	1,489	879

Total revenues	22,933	6,148	44,061	12,983

Costs and expenses:
Cost of goods sold	11,445	—	23,546	—
BB&T’s priority return in FAR distributions	222	906	553	1,919
Interest expense	463	334	959	503
Real estate operating expenses	1,938	1,392	3,491	2,468
Selling, general and administrative expenses	11,924	6,658	23,425	14,843

Total costs and expenses	25,992	9,290	51,974	19,733

Equity earnings in Woodbridge Holdings, LLC	8,108	3,442	14,330	3,442
Equity losses in unconsolidated real estate joint ventures	(26)	—	(32)	—
Recoveries from (provision for) loan losses	2,046	(172)	3,294	(931)
Asset impairments, net	94	(2,977)	(1,225)	(5,142)

Income (loss) from continuing operations before income taxes	7,163	(2,849)	8,454	(9,381)
Provision for income taxes	6	—	6	—

Net income (loss)	7,157	(2,849)	8,448	(9,381)
Less: net loss attributable to non-controlling interest	134	—	201	—

Net income (loss) attributable to BBX Capital Corporation	$7,291	(2,849)	8,649	(9,381)

Basic earnings (loss) per share	$0.46	(0.18)	0.54	(0.59)

Diluted earnings (loss) per share	$0.43	(0.18)	0.52	(0.59)

Basic weighted average number of common shares outstanding	16,005,633	15,805,009	15,995,757	15,795,492

Diluted weighted average number of common and common equivalent shares outstanding	16,790,560	15,805,009	16,746,419	15,795,492

Bluegreen Corporation

Supplemental Financial Information - Unaudited

(Dollars in thousands)

	For the Three Months Ended June 30,
	2014		2013
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)
Legacy VOI sales (1)	$46,775	34%	$65,886	57%
VOI sales-secondary market	17,301	12%	3,755	3%
Sales of third-party VOIs-commission basis	65,230	47%	40,867	35%
Sales of third-party VOIs-just-in-time basis	9,670	7%	5,876	5%

System-wide sales of VOIs, net	138,976	100%	116,384	100%
Less: Sales of third-party VOIs-commission basis	(65,230)	-47%	(40,867)	-35%

Gross sales of VOIs	73,746	53%	75,517	65%
Estimated uncollectible VOI notes receivable (2)	(9,675)	-13%	(16,926)	-22%

Sales of VOIs	64,071	46%	58,591	50%
Cost of VOIs sold (3)	(8,277)	-13%	(7,808)	-13%

Gross profit (3)	55,794	87%	50,783	87%
Fee-based sales commission revenue (4)	43,194	66%	26,695	65%
Other fee-based services revenue	23,008	17%	20,416	18%
Cost of other fee-based services	(12,677)	-9%	(11,063)	-10%
Net carrying cost of VOI inventory	(2,093)	-2%	(1,533)	-1%
Selling and marketing expenses	(65,141)	-47%	(53,353)	-46%
General and administrative expenses	(20,484)	-15%	(23,886)	-21%
Net interest spread	9,629	7%	9,443	8%

Operating profit	31,230	22%	17,502	15%

Other income, net	514		181

Income from continuing operations before income taxes	31,744		17,683
Less: Provision for income taxes	11,441		5,540

Income from continuing operations	20,303		12,143
Gain (loss) from discontinued operations	103		(78)

Net income	20,406		12,065
Less: Net income attributable to noncontrolling interests	2,080		3,752

Net income attributable to Bluegreen	$18,326		$8,313

BBX Capital Equity Earnings in Woodbridge - Unaudited

(in thousands)

	For the Three Months Ended June 30,
	2014	2013
Net income attributable to Bluegreen	$18,326	8,313
Woodbridge parent only net loss	(700)	(830)

Net income attributable to Woodbridge	17,626	7,483
BBX Capital interest in Woodbridge	46%	46%

BBX Capital Equity earnings in Woodbridge	$8,108	3,442

(1)	Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market, Commission Basis, or Just-In-Time VOI sales.
(2)	Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs (and not of system-wide sales of VOIs, net).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).
(4)	Percentage for Fee-based sales commission revenue is calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs, net).
(5)	Unless otherwise indicated above.

Bluegreen Corporation

Supplemental Financial Information - Unaudited

(Dollars in thousands)

	For the Six Months
	Ended June 30, 2014
	Amount	% of System-wide sales of VOIs, net(5)
Legacy VOI sales (1)	$83,638	34%
VOI sales-secondary market	36,968	15%
Sales of third-party VOIs-commission basis	107,322	43%
Sales of third-party VOIs-just-in-time basis	20,913	8%

System-wide sales of VOIs, net	248,841	100%
Less: Sales of third-party VOIs-commission basis	(107,322)	-43%

Gross sales of VOIs	141,519	57%
Estimated uncollectible VOI notes receivable (2)	(17,204)	-12%

Sales of VOIs	124,315	50%
Cost of VOIs sold (3)	(15,325)	-12%

Gross profit (3)	108,990	88%
Fee-based sales commission revenue (4)	70,309	66%
Other fee-based services revenue	44,933	18%
Cost of other fee-based services	(23,911)	-10%
Net carrying cost of VOI inventory	(4,411)	-2%
Selling and marketing expenses	(117,699)	-47%
General and administrative expenses	(40,402)	-16%
Net interest spread	19,215	8%

Operating profit	57,024	23%

Other income, net	1,027

Income from continuing operations before income taxes	58,051
Less: Provision for income taxes	20,586

Income from continuing operations	37,465
Gain (loss) from discontinued operations	57

Net income	37,522
Less: Net income attributable to noncontrolling interests	5,038

Net income attributable to Bluegreen	$32,484

BBX Capital Equity Earnings in Woodbridge - Unaudited

For the Six Months Ended June 30, 2014

(in thousands)

Net income attributable to Bluegreen	$32,484
Woodbridge parent only net loss	(1,332)

Net income attributable to Woodbridge	31,152
BBX Capital interest in Woodbridge	46%

BBX Capital Equity earnings in Woodbridge	$14,330

(1)	Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market, Commission Basis, or Just-In-Time VOI sales.
(2)	Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs (and not of system-wide sales of VOIs, net).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).
(4)	Percentage for Fee-based sales commission revenue is calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs, net).
(5)	Unless otherwise indicated above.

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three months ended June 30, 2014 and 2013, as well as a reconciliation of EBITDA to Income from continuing operations (in thousands):

	For the Three Months Ended
	June 30, 2014	June 30, 2013
Income from continuing operations - Woodbridge	$19,603	11,313
Loss from Woodbridge parent only	(700)	(830)

Income from continuing operations, Bluegreen	20,303	12,143
Add/(Less):
Interest Income (other than interest earned on VOI notes receivable)	(223)	(92)
Interest Expense	10,716	10,991
Interest Expense on Receivable-Backed Debt	(6,596)	(6,751)
Provision for Income and Franchise Taxes	11,474	5,576
Depreciation and Amortization	1,902	1,659

EBITDA	$37,576	23,526

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) as more fully described below, for the six months ended June 30, 2014, as well as a reconciliation of EBITDA to Income from continuing operations (in thousands):

Income from continuing operations - Woodbridge	$36,133
Loss from Woodbridge parent only	(1,332)

Income from continuing operations, Bluegreen	37,465
Add/(Less):
Interest Income (other than interest earned on VOI notes receivable)	(513)
Interest Expense	21,765
Interest Expense on Receivable-Backed Debt	(12,720)
Provision for Income and Franchise Taxes	20,663
Depreciation and Amortization	3,607

EBITDA	$70,267

EBITDA is defined as earnings, or income from continuing operations, before taking into account interest income (other than interest earned on VOI notes receivable), interest expense (other than interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, and depreciation and amortization. For purposes of the EBITDA calculation Bluegreen does not adjust for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because Bluegreen considers both to be part of the operations of its business.

Bluegreen considers its EBITDA to be an indicator of its operating performance, and Bluegreen uses it to measure Bluegreen’s ability to service its debt, fund its capital expenditures and expand its business. Bluegreen also uses it, as do lenders, investors and others, because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Woodbridge Holdings, LLC

Consolidating Statement of Financial Condition - Unaudited

(In thousands)

	As of June 30, 2014			As of December 31, 2013
		Woodbridge	Consolidated		Woodbridge	Consolidated
	Bluegreen	Parent only	Woodbridge	Bluegreen	Parent only	Woodbridge
Assets
Cash and cash equivalents	$147,595	639	148,234	158,096	723	158,819
Restricted cash ($29,052 and $36,263 in VIEs at June 30, 2014 and December 31, 2013, respectively)	65,978	—	65,978	65,285	—	65,285
Notes receivable, net ($296,830 and $342,078 in VIEs at June 30, 2014 and December 31, 2013, respectively)	436,330	—	436,330	455,569	11,750	467,319
Inventory	203,891	—	203,891	204,256	—	204,256
Property and equipment, net	70,933	—	70,933	63,252	—	63,252
Intangible assets	64,027	—	64,027	64,142	—	64,142
Other assets	71,435	14,462	85,897	60,486	2,756	63,242

Total assets	$1,060,189	15,101	1,075,290	1,071,086	15,229	1,086,315

Liabilities and Equity
Accounts payable, accrued liabilities and other	89,155	628	89,783	116,304	652	116,956
Deferred income	26,575	—	26,575	—	—	—
Deferred tax liability, net	97,347	—	97,347	76,726	—	76,726
Receivable-backed notes payable - recourse ($0 and $5,899 in VIE at June 30, 2014 and December 31, 2013, respectively)	85,982	—	85,982	74,802	—	74,802
Receivable-backed notes payable - nonrecourse	329,569	—	329,569	368,759	—	368,759
Notes and mortgage notes payable	85,692	—	85,692	93,939	—	93,939
Junior subordinated debentures	63,672	85,052	148,724	62,379	85,052	147,431

Total liabilities	777,992	85,680	863,672	792,909	85,704	878,613

Stockholders’ equity
Total Bluegreen Corporation shareholders’ equity	239,438	(70,579)	168,859	240,456	(70,475)	169,981
Noncontrolling interest	42,759	—	42,759	37,721	—	37,721

Total equity	282,197	(70,579)	211,618	278,177	(70,475)	207,702

Total liabilities and equity	$1,060,189	15,101	1,075,290	1,071,086	15,229	1,086,315